Exhibit 99.1

Itron Announces Third Quarter 2017 Financial Results

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--November 1, 2017--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its third quarter ended Sept. 30, 2017. Key financial metrics for the quarter include:

  Revenue of $487 million, compared with $507 million in the third quarter of 2016;
  Gross margin of 34.0 percent, compared with 33.7 percent in the third quarter of 2016;
  GAAP diluted earnings per share of 65 cents, compared with a loss of 26 cents per share in the third quarter of 2016; and
  Non-GAAP diluted earnings per share of 77 cents, which is flat compared with the third quarter of 2016.

“As part of our continued efforts to improve operational efficiencies and transform our business, we have been transitioning supply chain activities, consolidating manufacturing operations and ramping up deliveries of new solutions. Our third quarter results were impacted by these activities and were lower than we expected due to shipment delays. We experienced short-term inefficiencies and quickly took actions to address these issues. As a result, we do not anticipate they will impact our fourth quarter results," said Philip Mezey, Itron’s president and chief executive officer.

"The internal transformation projects underway align with our strategy and provide long-term benefits of increased profitability and scalability for growth. Another important growth driver is customer adoption of our OpenWay RivaTM IoT solution, which is increasing. Our customers are excited about the possibilities OpenWay Riva brings and the value-proposition of a unified IoT platform for smart grids and smart cities. We are focused on delivering business outcomes with this solution and are investing in field deployment capacity to meet the needs of our growing customer base.

Mezey continued, "Also, on September 18, we announced an agreement to acquire Silver Spring Networks. This acquisition advances Itron's strategy of delivering highly secure, value-generating solutions for the critical infrastructure within utilities, smart cities and the broader industrial IoT sector. The timetable to close the transaction is late 2017 or early 2018, subject to customary closing conditions."

Summary of Third Quarter Consolidated Financial Results

(All comparisons made are against the prior year period unless otherwise noted)

Revenue

Total revenue of $487 million declined $20 million compared with the third quarter of 2016. The company experienced a delay in revenues due to temporary operational issues primarily in North America as well as continued delays of Water projects in our Europe, Middle East and Africa (EMEA) and North American regions, partially offset by $14 million of Distributed Energy Management revenues (DEM) realized through our acquisition of Comverge on June 1, 2017.

By segment, Electricity revenue decreased 1 percent due to the operational issues in North America, partially offset by strong smart solution volumes in the EMEA and Asia Pacific regions and DEM revenues. Gas revenue decreased 9 percent related to the operational issues in North America and lower EMEA Gas project revenue, compared with record communication module deliveries in the prior year. Water revenue decreased 4 percent due to lower revenue in North America and EMEA regions, partially offset by growth in Latin America and Asia Pacific.

Gross Margin

Consolidated company gross margin of 34.0 percent increased 30 basis points compared with the third quarter of 2016. The gross margin improvement was driven by higher Electricity and Water segment margins resulting from favorable product mix and lower warranty costs.

Operating Expenses

Operating expenses for the quarter were $128 million compared with $164 million in the third quarter of 2016. The reduction was driven by lower restructuring, professional services and variable compensation expenses, which were partially offset by acquisition and integration related expenses, as well as higher product development and sales and marketing costs mostly attributable to the addition of DEM solutions.

Non-GAAP operating expenses were $116 million compared with $119 million in 2016. The reduction was driven by lower professional services fees, variable compensation and reduced general and administrative headcount, partially offset by higher product development and sales and marketing expenses.

Operating Income, Net Income and Earnings per Share

GAAP operating income increased to $37 million compared with $6 million in the third quarter of 2016. Net income attributable to Itron for the quarter was $26 million, or 65 cents per diluted share, compared with a net loss of $10 million, or 26 cents per diluted share, in 2016. The higher operating income and net income were driven by lower operating expenses. Net income also benefited from a lower effective tax rate resulting from timing and mix of taxable income by jurisdiction.

Non-GAAP operating income was $50 million compared with $52 million in 2016. Non-GAAP net income for the quarter was $31 million, or 77 cents per diluted share, compared with $30 million, or 77 cents per diluted share, in 2016. The decrease in non-GAAP operating income was driven by the impact of lower revenue, partially offset by lower non-GAAP operating expenses, which exclude restructuring and acquisition and integration related costs and amortization of intangibles. Non-GAAP net income reflects the lower non-GAAP operating income offset by a lower non-GAAP effective tax rate resulting from timing and mix of taxable income by jurisdiction.

Cash Flow

Net cash provided by operating activities was $21 million in the third quarter of 2017 compared with $31 million in the same quarter of 2016. Free cash flow was $9 million for the third quarter compared with $20 million in the prior year. The decreases were primarily driven by changes in working capital due to timing of accounts payables and larger tax payments compared with the prior year.

Other Measures

Total backlog was $1.5 billion and 12-month backlog was $847 million at the end of the quarter, compared with $1.5 billion and $731 million, respectively, in the prior year quarter. Bookings in the quarter totaled $343 million.

Financial Guidance Update

The company anticipates full year 2017 non-GAAP EPS will be at or above the low end of the prior guidance range of $2.95 to $3.15, on revenues expected to be at or modestly below the low end of the prior guidance range of $2.03 billion to $2.06 billion, assuming current foreign currency rates, average fully diluted shares outstanding of approximately 39.5 million for the year and a non-GAAP effective tax rate for the year of approximately 35 percent.

A reconciliation of forward-looking non-GAAP diluted EPS to the GAAP diluted EPS has not been provided because we are unable to predict with reasonable certainty the potential amount or timing of restructuring and acquisition and integration related expenses and their related tax effects without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on GAAP results for the guidance period.

Earnings Conference Call

Itron will host a conference call to discuss the financial results and guidance contained in this release at 5:00 p.m. EDT on Nov. 1, 2017. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 10 minutes before the start of the call and will be accessible on Itron’s website at http://investors.itron.com/events.cfm. A replay of the audio webcast will be made available at http://investors.itron.com/events.cfm. A telephone replay of the conference call will be available through Nov. 6, 2017. To access the telephone replay, dial (888) 203-1112 (Domestic) or (719) 457-0820 (International) and enter passcode 9357766.

About Itron

Itron is a world-leading technology and services company dedicated to the resourceful use of energy and water. We provide comprehensive solutions that measure, manage and analyze energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement devices and control technology; communications systems; software; as well as managed and consulting services. With thousands of employees supporting nearly 8,000 customers in more than 100 countries, Itron applies knowledge and technology to better manage energy and water resources. Together, we can create a more resourceful world. Join us: www.itron.com.

Itron® and OpenWay® are registered trademarks of Itron, Inc. All third party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Forward Looking Statements

This release contains forward-looking statements within in the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our expectations about revenues, operations, financial performance, earnings, earnings per share and cash flows, as well as the expected timing of the completion of our previously announced pending acquisition of Silver Spring Technologies, Inc. Although we believe the estimates and assumptions upon which these forward-looking statements are based are reasonable, any of these estimates or assumptions could prove to be inaccurate and the forward-looking statements based on these estimates and assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Some of the factors that we believe could affect our results include our ability to achieve estimated cost savings, the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, adverse impacts of litigation, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks, failure to satisfy conditions to the completion of the acquisition of Silver Spring Technologies, Inc. and other factors that are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2016 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update or revise any information in this press release.

Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, adjusted EBITDA margin, constant currency and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. The company believes these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues	$486,747	$506,859	$1,467,421	$1,517,473
Cost of revenues	321,429	336,110	967,018	1,013,816
Gross profit	165,318	170,749	500,403	503,657

Operating expenses
Sales and marketing	40,780	38,894	127,001	119,037
Product development	42,560	39,386	126,539	128,086
General and administrative	39,667	40,384	120,074	130,781
Amortization of intangible assets	5,625	4,996	15,144	19,002
Restructuring	(678)	40,679	7,417	41,294
Total operating expenses	127,954	164,339	396,175	438,200

Operating income	37,364	6,410	104,228	65,457
Other income (expense)
Interest income	729	102	1,468	594
Interest expense	(2,898)	(2,691)	(8,448)	(8,344)
Other income (expense), net	(1,701)	707	(7,126)	(1,074)
Total other income (expense)	(3,870)	(1,882)	(14,106)	(8,824)

Income before income taxes	33,494	4,528	90,122	56,633
Income tax provision	(6,640)	(13,430)	(32,247)	(34,249)
Net income (loss)	26,854	(8,902)	57,875	22,384
Net income attributable to non-controlling interests	1,278	983	2,357	2,263
Net income (loss) attributable to Itron, Inc.	$25,576	$(9,885)	$55,518	$20,121

Earnings (loss) per common share - Basic	$0.66	$(0.26)	$1.44	$0.53
Earnings (loss) per common share - Diluted	$0.65	$(0.26)	$1.41	$0.52

Weighted average common shares outstanding - Basic	38,713	38,248	38,624	38,181
Weighted average common shares outstanding - Diluted	39,467	38,248	39,339	38,515

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues
Electricity	$240,142	$242,667	$729,225	$692,785
Gas	131,780	144,185	394,691	433,707
Water	114,825	120,007	343,505	390,981
Total Company	$486,747	$506,859	$1,467,421	$1,517,473

Gross profit
Electricity	$76,440	$75,362	$222,227	$210,840
Gas	46,260	56,096	147,036	158,156
Water	42,618	39,291	131,140	134,661
Total Company	$165,318	$170,749	$500,403	$503,657

Operating income (loss)
Electricity	$17,114	$20,452	$51,629	$51,092
Gas	20,030	7,136	57,849	48,811
Water	14,837	(3,546)	40,258	28,707
Corporate unallocated	(14,617)	(17,632)	(45,508)	(63,153)
Total Company	$37,364	$6,410	$104,228	$65,457

METER AND MODULE SUMMARY

(Units in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Meters
Standard	3,640	3,520	12,000	12,020
Smart	2,590	2,390	7,600	6,900
Total meters	6,230	5,910	19,600	18,920

Stand-alone communication modules
Smart	1,480	1,570	4,410	4,470

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	September 30, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$137,584	$133,565
Accounts receivable, net	376,149	351,506
Inventories	207,703	163,049
Other current assets	112,959	84,346
Total current assets	834,395	732,466

Property, plant, and equipment, net	192,784	176,458
Deferred tax assets, net	95,666	94,113
Other long-term assets	44,072	50,129
Intangible assets, net	100,289	72,151
Goodwill	550,732	452,494
Total assets	$1,817,938	$1,577,811

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$212,564	$172,711
Other current liabilities	55,305	43,625
Wages and benefits payable	94,867	82,346
Taxes payable	21,082	10,451
Current portion of debt	18,281	14,063
Current portion of warranty	21,697	24,874
Unearned revenue	74,598	64,976
Total current liabilities	498,394	413,046

Long-term debt	303,949	290,460
Long-term warranty	13,225	18,428
Pension benefit obligation	96,849	84,498
Deferred tax liabilities, net	3,447	3,073
Other long-term obligations	111,553	117,953
Total liabilities	1,027,417	927,458

Equity
Common stock	1,287,803	1,270,467
Accumulated other comprehensive loss, net	(177,743)	(229,327)
Accumulated deficit	(339,654)	(409,536)
Total Itron, Inc. shareholders' equity	770,406	631,604
Non-controlling interests	20,115	18,749
Total equity	790,521	650,353
Total liabilities and equity	$1,817,938	$1,577,811

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Nine Months Ended September 30,
	2017	2016
Operating activities
Net income	$57,875	$22,384
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,000	51,563
Stock-based compensation	15,254	13,300
Amortization of prepaid debt fees	800	806
Deferred taxes, net	7,615	17,772
Restructuring, non-cash	(720)	5,153
Other adjustments, net	3,111	(734)
Changes in operating assets and liabilities:
Accounts receivable	2,537	(32,652)
Inventories	(30,843)	3,207
Other current assets	(23,492)	(15,591)
Other long-term assets	10,460	8,499

Accounts payable, other current liabilities, and taxes payable	34,987	(5,830)
Wages and benefits payable	6,218	11,516
Unearned revenue	(5,679)	(8,684)
Warranty	(10,285)	(9,900)
Other operating, net	663	21,072
Net cash provided by operating activities	114,501	81,881

Investing activities
Acquisitions of property, plant, and equipment	(33,493)	(30,563)
Business acquisitions, net of cash and cash equivalents acquired	(98,848)	(951)
Other investing, net	10	(1,258)
Net cash used in investing activities	(132,331)	(32,772)

Financing activities
Proceeds from borrowings	35,000	—
Payments on debt	(24,844)	(29,031)
Issuance of common stock	2,797	1,993
Other financing, net	1,216	(3,658)
Net cash provided by (used) in financing activities	14,169	(30,696)

Effect of foreign exchange rate changes on cash and cash equivalents	7,680	1,949
Increase in cash and cash equivalents	4,019	20,362
Cash and cash equivalents at beginning of period	133,565	131,018
Cash and cash equivalents at end of period	$137,584	$151,380

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, constant currency and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and other companies may define such measures differently. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and/or as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and certain discrete cash and non-cash charges such as purchase accounting adjustments, restructuring charges or goodwill impairment charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to analyze the health of our business.

Non-GAAP operating expenses and non-GAAP operating income - We define non-GAAP operating expenses as operating expenses excluding certain expenses related to the amortization of intangible assets, restructuring, acquisition and integration, and goodwill impairment. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring, acquisition and integration, and goodwill impairment. Acquisition and integration related expenses include costs which are incurred to affect and integrate business combinations, such as professional fees, certain employee retention and salaries related to integration, severances, contract terminations, travel costs related to knowledge transfer, system conversion costs, and asset impairment charges. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to acquisitions and restructuring projects. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, in certain periods expenses related to amortization of intangible assets may decrease, which would improve GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expenses and non-GAAP operating income versus operating expenses and operating income calculated in accordance with GAAP. We compensate for these limitations by providing specific information about the GAAP amounts excluded from non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS - We define non-GAAP net income as net income attributable to Itron, Inc. excluding the expenses associated with amortization of intangible assets, restructuring, acquisition and integration, goodwill impairment, amortization of debt placement fees and the tax effect of excluding these expenses. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income attributable to Itron, Inc. and GAAP diluted EPS.

Adjusted EBITDA - We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization, restructuring, acquisition and integration related expense, goodwill impairment and (c) excluding income tax provision or benefit. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. We compensate for these limitations by providing a reconciliation of this measure to GAAP net income.

Free cash flow - We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of adjusted EBITDA apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

Constant currency - We refer to the impact of foreign currency exchange rate fluctuations in our discussions of financial results, which references the differences between the foreign currency exchange rates used to translate operating results from local currencies into U.S. dollars for financial reporting purposes. We also use the term “constant currency,” which represents financial results adjusted to exclude changes in foreign currency exchange rates as compared with the rates in the comparable prior year period. We calculate the constant currency change as the difference between the current period results and the comparable prior period’s results restated using current period foreign currency exchange rates.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

TOTAL COMPANY RECONCILIATIONS	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
NON-GAAP NET INCOME & DILUTED EPS
GAAP net income (loss) attributable to Itron, Inc.	$25,576	$(9,885)	$55,518	$20,121
Amortization of intangible assets	5,625	4,996	15,144	19,002
Amortization of debt placement fees	242	247	725	742
Restructuring	(678)	40,679	7,417	41,294
Acquisition and integration related expenses	7,243	(180)	14,044	(202)
Income tax effect of non-GAAP adjustments	(7,423)	(5,961)	(12,153)	(9,086)
Non-GAAP net income attributable to Itron, Inc.	$30,585	$29,896	$80,695	$71,871

Non-GAAP diluted EPS	$0.77	$0.77	$2.05	$1.87

Weighted average common shares outstanding - Diluted	39,467	38,651	39,339	38,515

ADJUSTED EBITDA
GAAP net income (loss) attributable to Itron, Inc.	$25,576	$(9,885)	$55,518	$20,121
Interest income	(729)	(102)	(1,468)	(594)
Interest expense	2,898	2,691	8,448	8,344
Income tax provision	6,640	13,430	32,247	34,249
Depreciation and amortization	16,532	16,082	46,000	51,563
Restructuring	(678)	40,679	7,417	41,294
Acquisition and integration related expenses	7,243	(180)	14,044	(202)
Adjusted EBITDA	$57,482	$62,715	$162,206	$154,775

FREE CASH FLOW
Net cash provided by operating activities	$21,057	$30,754	$114,501	$81,881
Acquisitions of property, plant, and equipment	(11,595)	(10,679)	(33,493)	(30,563)
Free Cash Flow	$9,462	$20,075	$81,008	$51,318

NON-GAAP OPERATING INCOME
GAAP operating income	$37,364	$6,410	$104,228	$65,457
Amortization of intangible assets	5,625	4,996	15,144	19,002
Restructuring	(678)	40,679	7,417	41,294
Acquisition and integration related expenses	7,243	(180)	14,044	(202)
Non-GAAP operating income	$49,554	$51,905	$140,833	$125,551

NON-GAAP OPERATING EXPENSES
GAAP operating expenses	$127,954	$164,339	$396,175	$438,200
Amortization of intangible assets	(5,625)	(4,996)	(15,144)	(19,002)
Restructuring	678	(40,679)	(7,417)	(41,294)
Acquisition and integration related expenses	(7,243)	180	(14,044)	202
Non-GAAP operating expenses	$115,764	$118,844	$359,570	$378,106

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands)

SEGMENT RECONCILIATIONS	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
NON-GAAP OPERATING INCOME - ELECTRICITY
Electricity - GAAP operating income	$17,114	$20,452	$51,629	$51,092
Amortization of intangible assets	3,260	2,183	8,350	10,050
Restructuring	1,227	6,443	1,557	5,411
Acquisition and integration related expenses	3,586	(180)	9,787	(202)
Electricity - Non-GAAP operating income	$25,187	$28,898	$71,323	$66,351

NON-GAAP OPERATING INCOME - GAS
Gas - GAAP operating income	$20,030	$7,136	$57,849	$48,811
Amortization of intangible assets	1,375	1,513	3,961	4,888
Restructuring	(706)	20,738	4,717	21,990
Gas - Non-GAAP operating income	$20,699	$29,387	$66,527	$75,689

NON-GAAP OPERATING INCOME - WATER
Water - GAAP operating income (loss)	$14,837	$(3,546)	$40,258	$28,707
Amortization of intangible assets	990	1,300	2,833	4,064
Restructuring	(1,567)	12,414	446	12,465
Water - Non-GAAP operating income	$14,260	$10,168	$43,537	$45,236

NON-GAAP OPERATING INCOME - CORPORATE UNALLOCATED
Corporate unallocated - GAAP operating loss	$(14,617)	$(17,632)	$(45,508)	$(63,153)
Restructuring	368	1,084	697	1,428
Acquisition and integration related expenses	3,657	—	4,257	—
Corporate unallocated - Non-GAAP operating loss	$(10,592)	$(16,548)	$(40,554)	$(61,725)

CONTACT:
Itron, Inc.
Barbara Doyle, 509-891-3443
Vice President, Investor Relations
or
Rebecca Hussey, 509-891-3574
Manager, Investor Relations